Exhibit 99.1

[Missing Graphic Reference]                                                                                               NEWS RELEASE

Investor Contact:                                                                                                                           Media Contact:
Dustin Stilwell                                                                                                                                Eva Schmitz
812.306.2964                                                                                                                                    812.306.2424
dustinstilwell@berryplastics.com                                                                                               evaschmitz@berryplastics.com

FOR IMMEDIATE RELEASE

    Berry Plastics Group, Inc. Reports September Quarter and Fiscal Year 2012 Results

EVANSVILLE, Ind. – November 26, 2012 – Berry Plastics Group, Inc. (NYSE:BERY) today reported results for the September quarter and fiscal year 2012:

•	Net sales decrease of 2 percent versus September 2011 quarter
•	Adjusted free cash flow of $159 million for the September 2012 quarter
•	Fiscal year 2012 Adjusted EBITDA of $803 million with the leverage ratio (net debt/Adjusted EBITDA) at 4.9x (pro forma for the IPO), a reduction of 1.2x from fiscal year 2011
•	Operating EBITDA increased 13 percent and Operating EBITDA margin increased to 17.6 percent from 15.3 percent in the September 2011 quarter
•	Adjusted net income (loss) per share of $0.34 for the quarter compared to ($0.04) in September 2011

“Berry’s improved product mix, aggressive cost reduction initiatives, and lower costs for raw materials, coupled with higher prices in certain of our product segments, allowed us to achieve record earnings and reduce our leverage,” said Jon Rich, Chairman and CEO of Berry Plastics. “While we are pleased with our overall performance, the weakening global economic environment will present challenges to our industry and to Berry.”

September Quarter and Fiscal Year 2012 Results
For the quarter ended September 2012, the Company’s net sales declined by 2 percent to $1,204 million from $1,229 million.  The decrease in sales was related to the pass through of lower raw material costs and our decision to exit certain low margin business partially offset by sales from acquired businesses and a slight market share gain in certain segments.

	Quarterly Period Ended (Unaudited)
Net Sales (in millions)	September 29, 2012	October 1, 2011	$ Change	% Change
Rigid Open Top	$318	$356	$(38)	(11%)
Rigid Closed Top	352	307	45	15%
Engineered Materials	352	368	(16)	(4%)
Flexible Packaging	182	198	(16)	(8%)
Total Net Sales	$1,204	$1,229	$(25)	(2%)

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For fiscal year 2012, net sales increased by 4 percent to $4,766 million from $4,561 million in fiscal year 2011.  The increase in sales was primarily related to acquisitions, partially offset by the Company’s decision to exit certain low margin business.

	Fiscal Year Ended (Unaudited)
Net Sales (in millions)	September 29, 2012	October 1, 2011	$ Change	% Change
Rigid Open Top	$1,229	$1,261	$(32)	( 3%)
Rigid Closed Top	1,438	1,053	385	37%
Engineered Materials	1,362	1,451	(89)	( 6%)
Flexible Packaging	737	796	(59)	( 7%)
Total Net Sales	$4,766	$4,561	$205	4%

Capital Structure and Adjusted Free Cash Flow
In October 2012 the Company used the proceeds from its IPO to repurchase its 11 percent Senior Subordinated Notes due in September 2016.  The ratio of net debt of $3,958 million to the Adjusted EBITDA for the four quarters ended September 29, 2012 of $803 million was 4.9x at the end of the September 2012 quarter when factoring in the impact from the IPO.  The actual ratio at the end of September 29, 2012 quarter was 5.5x.  Adjusted free cash flow was $159 million for the September 2012 quarter and $279 million for fiscal year 2012.

	September 29, 2012		October 1, 2011
(in millions) (Unaudited)	Actual	Pro Forma
Term loan	$1,134	$1,134	$1,146
Revolving line of credit	73	73	195
First Priority Senior Secured Floating Rate Notes	681	681	681
8¼% First Priority Notes	370	370	370
Second Priority Senior Secured Floating Rate Notes	210	210	210
9 1/2% Second Priority Notes	500	500	500
Senior Unsecured Term Loan	39	39	56
9¾% Second Priority Notes	800	800	800
10¼% Senior Subordinated Notes	127	127	127
11% Senior Subordinated Notes	455	—	455
Debt discount, net	(9)	(9)	(13)
Capital leases and other	91	91	100
Cash and cash equivalents	(87)	(58)	(42)
Net Debt	$4,384	$3,958	$4,585

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Outlook
“Our strategic actions are allowing us to continue to strengthen the Company’s balance sheet, maintain significant liquidity, and generate substantial free cash flow,” said Rich.  “Going forward, we will continue to execute on our strategies to further reduce our overall debt leverage, pursue innovative organic growth opportunities, identify value adding acquisitions that can be accretive to shareholder value, and take steps to grow our business internationally.”

Investor Conference Call
The Company will host a conference call on Tuesday, November 27, 2012, at 9:00 a.m. CST to discuss its September quarter and fiscal year 2012 results.  The telephone number to access the conference call is (866) 847-7864 (domestic), or (703) 639-1430 (international), and use conference ID 1596079.  The call will last approximately one hour.  Interested parties are invited to listen to a live webcast by visiting the Company’s Investor Relations page at www.berryplastics.com.  Replay of the conference call can also be accessed on the Investor Relations page of the website.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with annual net sales of $4.8 billion in fiscal 2012.  With world headquarters in Evansville, Indiana, the Company’s common stock is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Company’s website at www.berryplastics.com.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends, and other information that is not historical information.  Actual results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties, including various economic and competitive factors, the Company’s ability to pass through raw material price increases to its customers, its ability to service debt, the availability and cost of plastic resin, the impact of changing environmental laws, changes in the level of the Company’s capital investment, the results and integration of acquired business, our reliance on unpatented know-how and trade secrets and the risks set forth in the “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and other sections of our reports filed or furnished with the Securities Exchange Commission.  You should not place undue reliance on our forward-looking statements.  We undertake no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.  Additional important information about the Company’s business is set forth in the Company’s various filings with the SEC and the information discussed today should be considered alongside the information contained in those filings.

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Berry Plastics Group, Inc.
                                                                                                                            Consolidated Statements of Operations
(Unaudited)
(in millions, except per share data)

	Quarterly Period Ended		Fiscal Year Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net sales	$1,204	$1,229	$4,766	$4,561
Costs and expenses:
Cost of goods sold	977	1,037	3,949	3,878
Selling, general and administrative	81	75	308	275
Amortization of intangibles	28	26	109	106
Restructuring and impairment charges	1	185	31	221
Other operating expenses	10	13	44	39
Operating income (loss)	107	(107)	325	42

Other expense (income)	(6)	(6)	(7)	61
Interest expense, net	81	84	328	327
Net income (loss) before income taxes	32	(185)	4	(346)
Income tax expense (benefit)	9	7	2	(47)
Net income (loss)	$23	$(192)	$2	$(299)

Net income (loss) per share:
Basic	$0.28	$(2.29)	$0.02	(3.55)
Diluted	0.26	(2.29)	0.02	(3.55)

Weighted-average number of shares outstanding: (in thousands)
Basic	83,202	83,876	83,435	84,121
Diluted	89,131	83,876	86,644	84,121

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Berry Plastics Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in millions)

	September 29, 2012	October 1, 2011
Assets:
Cash and cash equivalents	$87	$42
Accounts receivable, net	455	543
Inventories	535	578
Other current assets	90	92
Property, plant and equipment, net	1,216	1,250
Goodwill, intangibles and other assets	2,642	2,712
Total assets	$5,025	$5,217

Liabilities and stockholders' deficit
Current liabilities, excluding debt	606	638
Current and long-term debt	4,471	4,627
Other liabilities	400	403
Redeemable shares	23	16
Stockholders’ deficit	(475)	(467)
Total liabilities and stockholders' deficit	$5,025	$5,217

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Berry Plastics Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Fiscal Year Ended
	September 29, 2012	October 1, 2011

Net cash from operating activities	$479	$327

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(230)	(160)
Proceeds from sale of assets	30	5
Acquisitions of business, net of cash acquired	(55)	(368)
Net cash from investing activities	(255)	(523)

Cash Flows from Financing Activities:
Proceeds from long-term borrowings	2	995
Purchase of common stock	(6)	(2)
Repayment of long-term borrowings	(175)	(880)
Debt financing costs	—	(23)
Net cash from financing activities	(179)	90
Effect of currency translation on cash	—	—
Net increase (decrease) in cash and cash equivalents	45	(106)
Cash and cash equivalents at beginning of period	42	148
Cash and cash equivalents at end of period	$87	$42

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Berry Plastics Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions)

	Quarterly Period Ended		Fiscal Year Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net Sales:
Rigid Open Top	$318	$356	$1,229	$1,261
Rigid Closed Top	352	307	1,438	1,053
Engineered Materials	352	368	1,362	1,451
Flexible Packaging	182	198	737	796
Total	$1,204	$1,229	$4,766	$4,561

Operating Income (Loss):
Rigid Open Top	$46	$53	$159	$155
Rigid Closed Top	32	20	95	77
Engineered Materials	28	(85)	70	(71)
Flexible Packaging	1	(95)	1	(119)
Total	$107	$(107)	$325	$42

Depreciation and Amortization:
Rigid Open Top	$23	$28	$90	$102
Rigid Closed Top	34	26	135	95
Engineered Materials	20	17	71	72
Flexible Packaging	16	20	59	75
Total	$93	$91	$355	$344

Restructuring and Impairment Charges:
Rigid Open Top	$—	$1	$—	$2
Rigid Closed Top	1	6	10	8
Engineered Materials	—	101	21	124
Flexible Packaging	—	77	—	87
Total	$1	$185	$31	$221

Other Operating Expenses:
Rigid Open Top	$1	$(10)	$6	$(13)
Rigid Closed Top	4	2	28	18
Engineered Materials	4	10	13	23
Flexible Packaging	2	17	13	21
Total	$11	$19	$60	$49

Operating EBITDA:
Rigid Open Top	$70	$72	$255	$246
Rigid Closed Top	71	54	268	198
Engineered Materials	52	43	175	148
Flexible Packaging	19	19	73	64
Total	$212	$188	$771	$656

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Berry Plastics Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions)

	Quarterly Period Ended		Fiscal Year Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Net income (loss)	$23	$(192)	$2	$(299)

Add: interest expense	81	84	328	327
Add: income tax expense (benefit)	9	7	2	(47)
EBIT	$113	(101)	$332	(19)

Add: depreciation and amortization	93	91	355	344
Add: restructuring and impairment	1	185	31	221
Add: other expense	5	13	53	110
Operating EBITDA (1)	$212	188	$771	656

Add: pro forma acquisitions	—		6
Add: unrealized cost savings	3		26
Adjusted EBITDA (1)	$215		$803

Cash flow from operating activities	$201	$122	$479	$327
Additions to property, plant, and equipment, net	(42)	(31)	(200)	(155)
Adjusted free cash flow	$159	$91	$279	$172

Net income (loss) per share-diluted:	$0.26	$(2.29)
Restructuring and impairment charges (net of tax)	0.01	2.11
Other operating expenses (net of tax)	0.07	0.14
Adjusted net income (loss) per share	$0.34	$(0.04)

(1) Adjusted EBITDA should not be considered in isolation or construed as an alternative to our net income (loss) or other measures as determined in accordance with GAAP.  In addition, other companies in our industry or across different industries may calculate Adjusted EBITDA and the related definitions differently than we do, limiting the usefulness of our calculation of Adjusted EBITDA as a comparative measure.  EBIT, Operating EBITDA and Adjusted EBITDA are among the indicators used by the Company’s management to measure the performance of the Company’s operations and thus the Company’s management believes such information may be useful to investors.  Such measures are also among the criteria upon which performance-based compensation may be based.

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